Exhibit 10.1

Agreement and Plan of Merger

dated as of

July 16, 2012

among

Cellteck, Inc.,

a Nevada corporation,

Eos Merger Sub,

a Delaware Corporation

and

Eos Petro, Inc.,

a Delaware corporation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is dated as of July 16, 2012 (the “Execution Date”) among Cellteck, Inc., a Nevada corporation (“Parent”), Eos Merger Sub, a Delaware corporation wholly owned by Parent (“Sub”), and Eos Petro, Inc., a Delaware corporation (the “Company”).

Recitals

A.  The Company has acquired, is developing and intends to further acquire and develop certain oil and gas properties (the “Opportunity”).

B.  The Boards of Directors of Parent, Sub and the Company have each determined that it is advisable and in the best interests of their respective shareholders to consummate, and have approved, the business combination transaction provided for herein that constitutes a tax-free transaction meeting the requirements of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), in which Sub would merge with and into the Company and the Company would become a wholly-owned subsidiary of Parent (the “Merger”).

C.  Parent, Sub, and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Section 1.  The Merger.

1.1  The Merger.  At the Effective Time (as defined in Section 1.2), upon the terms and subject to the conditions of this Agreement, Sub shall be merged with and into the Company in accordance with Subchapter IX of the Delaware General Corporation Law (the “DGCL”).  The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).  Sub and the Company are sometimes referred to herein as the “Constituent Corporations.”  As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or cancelled in the manner provided in Section 2.

1.2  Effective Time.  At the Closing (as defined in Section 1.3), a certificate of merger (the “Certificate of Merger”) shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the “Secretary of State”) for filing, as provided in Section 251 and 103 of the DGCL, on, or as soon as practicable after, the Closing Date (as defined in Section 1.3).  The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State (the date and time of such filing being referred to herein as the “Effective Time”).

1.3  Closing.  The closing of the Merger (the “Closing”) will take place at the offices of Company’s counsel, Baker & Hostetler LLP, 12100 Wilshire Boulevard, 15th Floor, Los Angeles, CA 90025, or at such other place as the parties hereto mutually agree, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, on the first business day following (1) satisfaction of the conditions set forth in Sections 5.2 and 6.2, (2) expiration of any applicable waiting period for the Rule 14f-1 statement (including the mailing of such statement) required by Section 6.14, provided that the other closing conditions set forth in Sections 5 and 6 have been satisfied or, if permissible, waived in accordance with this Agreement, or on such other date as the parties hereto mutually agree (the “Closing Date”).  At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under Sections 5 and 6.

1.4  Certificate of Incorporation and Bylaws of the Surviving Corporation.  At the Effective Time, (i) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (ii) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.5  Directors and Officers of the Parent and the Surviving Corporation.  From and after the Closing Date, the directors and officers of the Parent shall consist of the directors and officers identified by the Company on Exhibit 1.5, and the directors and officers of the Surviving Corporation shall consist of the directors and officers identified by the Company on Exhibit 1.5, in each case, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Parent’s Articles of Incorporation and Bylaws and the Surviving Corporation’s Certificate of Incorporation and Bylaws.

1.6  Effects of the Merger.  Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

1.7  Further Assurances.  Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

Section 2.  Conversion of Shares.

2.1  Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a)

Capital Stock of Sub.  Each issued and outstanding share of the common stock, par value $.001 per share, of Sub (“Sub Common Stock”) shall be converted into and become one fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”).  Each certificate representing outstanding shares of Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

(b)

Cancellation of Treasury Stock and Stock Owned by Parent and Subsidiaries.  All shares of common stock, par value $.001 per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Sub or any other wholly-owned Subsidiary (as hereinafter defined) of Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.  As used in this Agreement, “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

 (c)

Conversion of Company Preferred Stock.  Prior to the Effective Time, all shares Series A Preferred Stock of the Company (the “Company Series A Preferred Stock”) issued and outstanding shall be converted into 804,000 shares of Company Common Stock so that, as of the Effective Time, no shares of Company Series A Preferred Stock will be issued and outstanding. Such shares will then be exchanged for shares of Parent’s Series B Preferred Stock as set forth in Section 2.1(d).

(d)

Exchange Ratio for Company Common Stock.  Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2. 1(b)) and other than Dissenting Shares (as defined in Section 2.1(e)) shall be converted into the right to receive one (1) (the “Conversion Number”) fully paid and nonassessable share of Series B Preferred Stock, no par value, of Parent (“Parent Series B Preferred Stock”). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Series B Preferred Stock to be issued in consideration therefor, upon the surrender of such certificate in accordance with Section 2.2, without interest. From the Execution Date through the Closing, Parent shall not pay any dividend in, subdivide, combine into a smaller number of shares or issue by reclassification of its shares, any shares of common stock of Parent (“Parent Common Stock”) or any shares of preferred stock of the Parent unless such transaction is specifically contemplated and permitted by another provision of this Agreement.

 (e)

Dissenting Shares.  (i)  Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock the holder of which has not voted in favor of the Merger, has perfected such holder’s right to an appraisal of such holder’s shares in accordance with the applicable provisions of the DGCL and has not effectively withdrawn or lost such right to appraisal (a “Dissenting Share”), shall not be converted into or represent a right to receive shares of Parent Series B Preferred Stock pursuant to Section 2.1(d), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive shares of Parent Series B Preferred Stock pursuant to Section 2.1(d).

(ii)  The Company shall give Parent (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

2.2  Exchange of Certificates.

(a)

Exchange Agent.  On the Closing Date, Parent shall make available to such person designated by the Company and reasonably acceptable to Parent (the “Exchange Agent”), certificates representing the number of duly authorized shares of Parent Series B Preferred Stock issuable in connection with the Merger, to be held for the benefit of and distributed to the holders of Company Common Stock in accordance with this Section.  The Exchange Agent shall agree to hold such shares of Parent Series B Preferred Stock (such shares of Parent Series B Preferred Stock being referred to herein as the “Exchange Fund”) for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and Parent.

(b)

Exchange Procedures.  As soon as reasonably practicable after the Effective Time and subject to the surrender provisions of this Section 2.2(b), the Exchange Agent shall deliver to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) whose shares are converted pursuant to Section 2.1(c) into the right to receive shares of Parent Series B Preferred Stock a certificate representing that number of shares of Parent Series B Preferred Stock which such holder has the right to receive pursuant to the provisions of this Section 2.  Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such endorsements for transfer duly executed and completed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of Parent Series B Preferred Stock which such holder has the right to receive pursuant to the provisions of this Section 2, and the Certificate so surrendered shall forthwith be canceled.  In no event shall the holder of any Certificate be entitled to receive interest on any property to be received in the Merger.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing that number of whole shares of Parent Series B Preferred Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of Parent, except as limited by paragraph (c) below, to represent ownership of the number of shares of Parent Series B Preferred Stock into which the number of shares of Company Common Stock shown thereon have been converted as contemplated by this Section 2.

 (c)

Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the Effective Time with respect to Parent Series B Preferred Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Series B Preferred Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section.  Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing shares of Parent Series B Preferred Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of Parent Series B Preferred Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Series B Preferred Stock.

(d)

No Further Ownership Rights in Company Common Stock.  All shares of Parent Series B Preferred Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(e)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby, subject, however, to the Surviving Corporation’s obligation to pay any dividends which may have been declared by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement and which remained unpaid at the Effective Time.  From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

(e)

Fractional Shares.  Parent may issue certificates or scrip representing fractional shares of Parent Common Stock to be issued in the Merger upon the surrender for exchange of Certificates.

(f)

Termination of Exchange Fund.  Any portion of the Exchange Fund which still remains undistributed to the shareholders of the Company on the three (3) month anniversary of the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of the Company who have not theretofore complied with this Section 2 shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for Parent Series B Preferred Stock, any cash in lieu of fractional shares of Parent Series B Preferred Stock and any dividends or distributions with respect to Parent Series B Preferred Stock.  Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for shares of Parent Series B Preferred Stock (or dividends or distributions with respect thereto) or cash payable in respect of fractional share interests delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.3  Company Stock Options.

(a)

Conversion of Stock Options. All outstanding Company stock options or other rights to acquire Company common stock (including all commitments to grant stock options, as listed on Schedule 3.6), whether or not then exercisable or vested (each, a “Company Stock Option” and collectively, the “Company Stock Options”), granted under the Company’s plans, agreements and arrangements providing for equity-based compensation to directors, employees, consultants or independent contractors of the Company or its subsidiaries (collectively, the “Company Stock Plans”) shall cease to represent, as of the Effective Time, a right to acquire shares of Company Common Stock or any other security of the Company and shall be converted, in settlement and cancellation thereof, only into the right to receive (upon payment of any exercise price or other required consideration) the number of shares of Parent Common Stock equal to the product of (x) the amount of shares of Company’s Common Stock the holder was entitled to receive upon exercise of the unexercised portion of the Company Stock Options and (y) 800, and from and after the Effective Time, except as provided in this Section 2.3, such holder shall not have any rights or benefits under any Company Stock Plan or Company Stock Option (or any grant or award letter or agreement issued in respect thereof) to acquire any securities of the Company, Parent, the Surviving Corporation or any subsidiary of Parent.

 (b)

Cancellation of Plans. Effective as of the Effective Time, the Company Stock Plans shall terminate, and all rights under any provision of the Company Stock Plans providing for the issuance or grant of any other interest with respect to the capital stock or other equity interests of the Company shall be cancelled, without any liability on the part of the Company (except as otherwise expressly provided in this Agreement).

2.4  Company Warrants. At the Effective Time, the Parent shall duly execute and deliver new warrants (the “Parent Warrants”) to the holders of all issued and outstanding warrants (including all commitments to issue warrants, as listed on Schedule 3.6) of the Company (the “Company Warrants”), so that the holders of all Company Warrants shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of the Company Warrants, an amount of shares of Parent’s Common Stock equal to the product of (x) the amount of shares of Company’s Common Stock the holder was entitled to receive upon exercise of the unexercised portion of the Company Warrants and (y) 800. Parent Warrants shall provide exercise and adjustment provisions that are as nearly equivalent as may be practicable to the provisions of the Company Warrants. At the Effective Time, the Company Warrants shall be canceled and shall cease to exist, and no stock of Parent or any other consideration shall be delivered in exchange therefor.

2.5  Parent Series A.  As soon as the actions required by Section 6.13 have been completed, Parent shall effect the exchange of 100,000 shares of Parent Series B Preferred Stock for all 40,000,000 outstanding shares of Parent’s Series A Preferred Stock (the “Parent Series A Preferred Stock”).

Section 3.  Representations, Warranties and Covenants of the Company.  The Company represents and warrants to, and covenants with, Parent and Sub that, except as set forth in the corresponding section of the Company Disclosure Schedule accompanying this Agreement:

3.1  Corporate Existence, Power and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct the Opportunity as now being conducted, and to own, lease or otherwise hold its properties, to enter into this Agreement, and to carry out the transactions contemplated by this Agreement.

3.2  Corporate Action.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been authorized by all requisite corporate action on the part of the Company, except for approval by the Company’s stockholders.

3.3  Validity.  This Agreement constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

3.4  Qualification as a Foreign Corporation.  The Company is duly qualified and in good standing as a foreign corporation and licensed to conduct the Opportunity as now being conducted in each jurisdiction in which the Company is required to be qualified to conduct the Opportunity, except where failure to be so qualified, in good standing and licensed would have no material and adverse impact on the ownership of its assets and properties or the conduct of the Opportunity.

3.5  Conflict with Other Instruments.  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated in this Agreement will (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on, or cause the triggering of a “due on sale” clause or similar restriction or provision affecting, any of its assets or properties pursuant to (A) the articles of incorporation or bylaws of the Company or (B) any material indenture, mortgage, lease, agreement or other instrument to which the Company is a party or by which it, or any of its assets or properties, may be bound or affected, or (ii) violate any provision of law, statute, rule or regulation to which the Company is subject or by which it or its properties are bound except where such violation would have no material and adverse impact on the ownership of its assets or properties or the conduct of the Opportunity.

3.6  Capitalization.  The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $.001 per share and 10,000,000 shares of preferred stock, par value $.001 per share , of which 1,000 shares had been designated as Series A Preferred Stock (the “Company Series A Preferred Stock”) ..  As of the Execution Date, there are (i) 37,176,044 shares of common stock of the Company issued and outstanding, and (ii) 268 shares of Company Series A Preferred Stock issued and outstanding.  Prior to or simultaneously with the Effective Time, all shares of Company Series A Preferred Stock issued and outstanding will be converted into 804,000 shares of common stock of the Company, so that, as of the Effective Time, no shares of Company Series A Preferred Stock will be issued and outstanding and all of the issued and outstanding shares of the Company’s common stock will have been duly authorized and validly issued and will be fully paid and nonassessable and free of preemptive rights, totaling 37,980,044 shares of common stock ..  To the Company’s knowledge, there are no voting trusts, shareholder agreements or other voting arrangements, capacities, charges, liens or encumbrances on any shares of the Company s tock that have been entered into by the Company Shareholders.  Except as set forth on Schedule 3.6, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating the Company to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of the Company.

3.7  Material Contracts.  The Company has furnished or made available to Parent accurate and complete copies or detailed descriptions of the Company Material Contracts applicable to the Company including the Patents, Licenses and Permits.  With respect to any the Company Material Contract, the Company is not aware of any existing breach, default or event of default by the Company, or event that with notice or lapse of time or both would constitute a breach, default or event of default by the Company, other than breaches, defaults or events of default that would not have a material adverse effect on the business, assets or prospects of the Company (a “Company Material Adverse Effect”), nor does the Company know of, and the Company has not received notice of, or made a claim with respect to, any breach or default by any other party thereto that would, severally or in the aggregate, have a Company Material Adverse Effect.  As used herein, the term “Company Material Contracts” shall mean all (i) employee benefit plans, share option schemes or agreements and employment, consulting or similar contracts, (ii) contracts that involve remaining aggregate payments by the Company in excess of $10,000 or which have a remaining term in excess of two years, (iii) insurance policies, and (iv) all contracts that would, if terminated, have a Company Material Adverse Effect.

3.8  Assets; Title to Assets.  The assets or properties of the Company consist principally of the items described in Schedule 3.8 (the “Principal Assets”).  The Company has good and marketable title to the Principal Assets, free and clear of all mortgages, liens, claims or encumbrances of any kind or any conditional sale agreement or other title retention agreement.

3.9  Litigation, Etc.  There are no actions, suits, claims investigations , arbitrations or proceedings pending in any court or by or before any governmental agency to which the Company is a party or otherwise affecting the Principal Assets or the Opportunity as now or heretofore conducted by the Company, and, to the best of the Company’s knowledge, after due inquiry, there is no action, suit, claim, investigation, proceeding, grievance or controversy threatened against the Company with regard to or affecting the Principal Assets or the Opportunity as now or heretofore conducted by it.  There is no action, suit, claim, investigation or proceeding known to the Company, after due inquiry, which is pending or threatened which questions the validity or propriety of this Agreement or any action taken or to be taken by the Company in connection with this Agreement.   T he Company is not subject to any judicial injunction or mandate or any quasi-judicial order or quasi-judicial restriction directed to or against it as a result of its ownership of the Principal Assets or its conduct of the Opportunity as now or heretofore conducted by it and no governmental agency has at any time challenged or questioned in writing, or commenced or given notice of intention to commence any investigation relating to, the legal right of the Company to conduct the Opportunity or any part thereof as now or heretofore conducted by it, so as to materially and adversely affect the ownership and use of the Principal Assets.

3.10  Compliance with Laws, Etc.  The Company has complied with all laws and regulations of any applicable jurisdiction with which it is or was required to comply in connection with its ownership of the Principal Assets and its conduct of the Opportunity, the enforcement of which would have a material and adverse effect on the ownership of the Principal Assets or the conduct of the Opportunity.  The Company has all permits and permissions of governments, governmental authorities and quasi-governmental authorities necessary to own the Principal Assets and to conduct the Opportunity as now conducted, except where failure to have such permits and permissions would have no material and adverse effect on the ownership of the Principal Assets or the conduct of the Opportunity.

3.11  Governmental Approvals.  No authorization, consent or approval or other order or action of or filing or registration with any court, administrative agency, or other governmental or regulatory body or authority is required for the execution and delivery by the Company of this Agreement or the Company’s consummation of the transactions contemplated hereby.

3.12  Hazardous Waste.  To the best of the Company’s knowledge, neither the Company nor any previous owner, tenant, occupant or user of any real property now or previously owned or occupied by the Company (“Real Property”) used, generated, manufactured, treated, handled, refined, processed, released, discharged, stored or disposed of any Hazardous Materials (as hereinafter defined) on, under, in or about the Real Property, or transported any Hazardous Materials to or from the Real Property except in accordance with applicable Hazardous Materials Law (as defined herein).  “Hazardous Materials,” as used herein, refers to any flammable materials, explosives, radioactive materials, asbestos, organic compounds known as polychlorinated biphenyls, chemicals now known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including, without limitation, any substance defined as or included in the definition of “hazardous substances” under the Hazardous Materials Law.  Except for hydrocarbons intended for extraction as part of the Opportunity, no underground tanks or underground deposits of Hazardous Materials exist on, under, in or about the Real Property.

To the best of the Company’s knowledge, the Company has kept and maintained the Real Property, including the groundwater on or under the Real Property, and conducted the Opportunity in compliance with all applicable federal, state and local laws, ordinances or regulations, now or previously in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under, in or about the Real Property including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 8601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6401 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629, the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j, and any similar State or local laws and ordinances and the regulations now or previously adopted, published and/or promulgated pursuant thereto (collectively, the “Hazardous Materials Laws”).

As of the date hereof, there are no (i) enforcement, clean-up, removal, mitigation or other governmental or regulatory actions instituted, contemplated or threatened pursuant to any Hazardous Materials Laws affecting the Real Property, (ii) claims made or threatened by any third party against the Company or the Real Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials (the matters set forth in clauses (i) and (ii) above are hereinafter referred to as “Hazardous Materials Claims”) nor (iii) any occurrence or condition on the Real Property or adjoining or in the vicinity of the Real Property which could subject the Company, the Parent or the Real Property to any restrictions on ownership, occupancy, transferability or use of the Real Property under any Hazardous Material Laws.

3.13  Patents, Licenses and Permits.  The Principal Assets constitute all patents, licenses, permits, consents, approvals or authorizations of governments, governmental authorities or quasi-governmental authorities (both United States and foreign) currently owned or held by the Company in connection with the Opportunity (the “Patents, Licenses and Permits”), and the Company is the owner or exclusive licensee of each such Patent, License and Permit.  No claims made by third parties with respect to any of the Patents, Licenses and Permits are pending.  There are no decrees, licenses, sublicenses, agreements or limitations now in effect relating to any of the Patents, Licenses and Permits and there has been no notice to the Company that any Patent, License or Permit infringes the rights of any third party or is being infringed by any third party.

3.14  Trademarks, Tradenames, etc.  The Company does not own or use any registered or unregistered copyrights, trademarks, tradenames, service marks, service names, slogans or assumed names (nor are any of the same used or held for use) in connection with the conduct of the Opportunity other than those listed in Schedule 3.14 (the “Trademarks”), all of which are owned by the Company.  No claims made by third parties with respect to any of the Trademarks are pending.  There are no decrees, licenses, sublicenses, agreements or limitations now in effect relating to any of the Trademarks and there has been no notice to the Company that any Trademark infringes the rights of any third party or is being infringed by any third party.

3.15  Books and Records, etc.  Prior to the Closing Date, the Company will make available to Parent copies of all books and records in the Company’s possession relating to the Opportunity and the Principal Assets, and on the Closing Date the Company will deliver to Parent all such books and records in the Company’s possession.

3.16 Financial Statements. Schedule 3.16 contains a correct and complete copy of (i) the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2011, together with the Company’s audited consolidated statement of operations and cash flows for the year ended December 31, 2011; and (ii) the unaudited consolidated balance sheet as at June30, 2012, together with the Company’s unaudited consolidated statement of income and cash flows for the six month period ended June 30, 2012 (collectively, the “Company Financial Statements”).  The Financial Statements were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries, in each case as of the dates and for the periods referred to therein, except as set forth in the notes thereto, and except that the unaudited interim financial statements contained in the Financial Statements do not include footnotes and are subject to normal, recurring year-end audit adjustments.  For avoidance of doubt, the Company Financial Statements shall be delivered prior to Closing as a closing condition, and not on the Execution  Date.

The Company entered into a Purchase and Sale Agreement, dated June 6, 2011 (the “Works Agreement”), with TEHI Illinois, LLC (“TEHI”), a copy of which has been delivered to Parent.  Pursuant to the Works Agreement, the Company acquired TEHI’s rights in and to a lease for The Works, a property located in the Albion Consolidated Field in Edwards County, Illinois.  Since acquiring the rights to The Works lease, the Company has spent $100,000 to reactivate some of the wells located on The Works property.  During the year ended December 31, 2011, the Company had revenues in excess of $31,000.00 and, during the six months ended June 30, 2012, the Company had revenues in excess of $38,000.  As of June 30, 2012, the Company had liabilities not in excess of $1,500,000.00 (excluding legal, accounting and other expenses relating to the transactions contemplated by this Agreement).  As of June 30, 2012, the Company had assets of at least $2,000,000.00

3.17  Absence of Certain Changes or Events.  Except as disclosed in the Financial Statements, since June 30, 2012 there has been no material adverse change in the condition, financial or otherwise, of the Opportunity or its assets or properties, or in the prospects thereof or therefor , other than those occurring as a result of general economic or financial conditions or other developments which are not unique to Company but also generally affect other persons who participate or are engaged in the line of business in which Company participates.  Since June 30, 2012, none of its assets or properties or the Opportunity has been adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of any fire, flood, accident, explosion, strike, labor disturbance, riot, act of God or the public enemy or other calamity or casualty.  Except as previously disclosed to Parent in writing pursuant to this Agreement and since June 30 , 2012, the Company (i) has not become involved in any unresolved labor trouble or dispute which materially and adversely affects the Opportunity, (ii) has not become a party to any collective bargaining agreement, and (iii) has not suffered any liability, judgment, lien or termination of contract or the imposition of any obligation, the effect of which shall be materially adverse to the Opportunity or its assets or properties.  Nothing has come to the attention of the President or Chief Financial Officer of the Company which any of such persons believes will cause a material adverse change in the prospects of the Opportunity.

3.18  Absence of Undisclosed Liabilities. Except for matters reflected or reserved against the balance sheet for the period ended June 30, 2012, t he Company and its Subsidiaries have no liabilities or obligations ( whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this agreement and (ii) which do not have, and could not reasonably be expected to have, a materially adverse impact on the ownership of the Principal Assets or the conduct of the Opportunity.

3.19  Tax Returns and Tax Liabilities.  The Company has (i) filed all tax returns required to be filed in any jurisdiction to which it is subject, (ii) collected and timely paid over to the taxing authorities of each such jurisdiction all taxes required to be collected by the Company from other persons, such as sales taxes, payroll taxes, etc., (iii) either timely paid in full all taxes due to be paid by it and all taxes claimed to be due and payable from it by each such jurisdiction (except for any such taxes as are being contested in good faith by appropriate proceedings), and any interest, additions to tax and penalties with respect thereto, or provided adequate reserves for the payment thereof, (iv) fully accrued on its books all taxes, and any interest, additions to tax and penalties with respect thereto, for any period through the Execution Date which are not yet due, including such as are being contested, and (v) the amount of any reserves and accruals in respect of taxes is at least equal to the net amount of all taxes and any interest, additions to tax, penalties and deficiency assessments, payable or which in the future become payable by the Company with respect to all periods up to and including the Execution Date.

3.20  Officers and Employees.  Schedule 3.20 contains a list of the name of each officer and each full-time employee of the Company employed in the Opportunity at the Execution Date and such person’s position.  Since May 2, 2011 , there has been no change of, or agreement to change, any terms of employment, including without limitation, salary, wage rates or other compensation, of any officer or employee of the Company employed in the Opportunity.  The Company will use its commercially reasonable best efforts to induce all employees of the Company employed in the Opportunity to continue their respective employment following the Closing Date.  For each employee hired by the Company after January 1, 2011, the Company has verified appropriate documents and has a verified and signed INS Form I-9 for each such employee, if required.  All such forms are in the Company’s possession and shall be turned over to Parent for each employee accepting employment with Parent as of the Closing.  The Company has not received any information that would lead it to believe that a material number of the employees of the Company employed in the Opportunity will or may cease to be employees of the Company, or will refuse offers of employment from Parent, because of the consummation of the transactions contemplated by this Agreement.

3.21 Principal Assets Constitute the Opportunity, etc.  The Principal Assets comprise all of the assets, property, rights and business owned by and employed by the Company in connection with the Opportunity and will enable the Company to operate the Opportunity in substantially the same manner after the Closing as it is being conducted immediately before the Closing.  All of the physical assets are serviceable for the purposes for which they are being used on the Execution Date.

3.22  Material Information.  To the knowledge of the Company, neither the Company Disclosure Schedules hereto nor any other written material provided by the Company to Parent or its accountants, consultants, counsel or other advisers in connection with the negotiation of this Agreement or the transactions contemplated herein, as of their respective dates contained, nor does this Agreement contain, any untrue statement of a material fact or omit to state a material fact necessary to make information contained therein or herein not misleading.  To the knowledge of the Company, there is no fact or condition which the Company has not disclosed to Parent in writing which materially adversely affects the condition, financial or otherwise, of the Principal Assets or the Opportunity or the prospects thereof or therefor, or the ability of the Company to perform any of its obligations under this Agreement.

3.23  No Other Agreements to Sell Assets or Equity Interests.  Other than pursuant to or contemplated by this Agreement, the Company has no legal obligation, absolute or contingent, to any person or firm to sell the Opportunity or the Principal Assets relating to the Opportunity (other than sales in the ordinary course of the Company’s business) or any equity interest therein, or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto.

3.24  Accredited Investor Status. As of the Execution Date and as of the Effective Time, all Company shareholders are “accredited investors,” as that term is defined in rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Section 4.  Representations and Warranties of Parent and Sub.  Parent and Sub hereby represent and warrant to the Company that, except as set forth in the corresponding section of the Parent Disclosure Schedule accompanying this Agreement:

4.1  Corporate Existence, Power and Authority.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business as now being conducted, and to own, lease or otherwise hold its properties, to enter into this Agreement, and to carry out the transactions contemplated by this Agreement.

4.2  Corporate Action.  The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been authorized by all requisite corporate action on the part of Parent and Sub.

4.3  Validity.  This Agreement constitutes the legal, valid and binding obligation of each of Parent and Sub, enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

4.4  Qualification as a Foreign Corporation.  Each of Parent and Sub is duly qualified and in good standing as a foreign corporation and licensed to conduct its business as now being conducted in each jurisdiction in which Parent or Sub is required to be qualified to conduct its business, except where failure to be so qualified, in good standing and licensed would have no material and adverse impact on the ownership of its assets and properties or the conduct of Parent’s or Sub’s business as now conducted.

4.5  Conflict with Other Instruments.  Neither the execution and delivery of this Agreement by Parent or Sub nor the consummation by Parent or Sub of the transactions contemplated in this Agreement will (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on, or cause the triggering of a “due on sale” clause or similar restriction or provision affecting, any of its assets or properties pursuant to (A) the articles of incorporation or bylaws of Parent or Sub or (B) any material indenture, mortgage, lease, agreement or other instrument to which Parent or Sub is a party or by which it, or any of its assets or properties, may be bound or affected, or (ii) violate any provision of law, statute, rule or regulation to which Parent or Sub is subject or by which it or its properties are bound except where such violation would have no material and adverse impact on the ownership of its assets or properties or the conduct of Parent’s or Sub’s business as now conducted.

4.6  Capitalization.

(a)

The authorized capital stock of Parent consists solely of 300,000,000 shares of common stock, par value $.0001 per share, and 100,000,000 shares of preferred stock, par value $.0001 per share, of which 40,000,000 shares have been designated as Parent Series A Preferred Stock and 44,000,000 have been designated as Parent Series B Preferred Stock (together with the Parent Series A Preferred Stock, the “Parent Preferred Stock”).  As of the Execution Date, there are 61,633,890 shares of Parent Common Stock and 40,000,000 shares of Parent Series A Preferred Stock issued and outstanding and no shares of Parent Series B Preferred Stock issued and outstanding.  Immediately prior to and as of the Effective Time, there will be 61,633,890 shares of Parent Common Stock and 6,000,000 shares of Parent Series B Preferred Stock issued and outstanding.  All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable.  Except as provided in this Agreement or as contemplated in the Related Transactions, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating Parent to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of Parent.

(b)

To Parent’s knowledge, there are no voting trusts, shareholder agreements or other voting arrangements , capacities, charges, liens or encumbrances on any shares of Parent stock that have been entered into among the shareholders of Parent.

(c)

The Parent Common Stock, upon issuance in accordance with the Merger as provided in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

(d)

Except as contemplated in the Related Transactions, there are no outstanding contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of capital stock or any capital stock of any Subsidiary of Parent or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Parent or any other person.

(e)

Attached as Schedule 4.6 is the name of  (i) each person (including any group) who is the beneficial owner of five percent (5%) or more of any class of Parent’s voting securities, (ii) each of Parent’s directors and executive officers, and a description of the beneficial ownership of such securities by each such person,.  For purposes of this Agreement, “beneficial ownership” of a security is determined in accordance with  Rule 13d-3 of the Securities Exchange Act of 1934, as amended,

4.7  Governmental Approvals.  No authorization, consent or approval or other order or action of or filing or registration with any court, administrative agency, or other governmental or regulatory body or authority is required for the execution and delivery by Parent or Sub of this Agreement or Parent’s or Sub’s consummation of the transactions contemplated hereby.

4.8 Assets; Title to Assets ..  The assets or properties of the Parent consist principally of the items described in Schedule 4.8 (the “ Parent Assets ”), and the assets or properties of the Sub consist principally of the items described in Schedule 4.8 (the “ Sub Assets ”). Parent has good and marketable title to the Parent Assets, free and clear of all mortgages, liens, claims or encumbrances of any kind or any conditional sale agreement or other title retention agreement. Sub has good and marketable title to the Sub Assets, free and clear of all mortgages, liens, claims or encumbrances of any kind or any conditional sale agreement or other title retention agreement.

4.9  Litigation.  Except as disclosed in the Parent SEC Reports (as defined in Section 4.11), (i) there are no actions, suits, claims investigations, arbitrations or proceedings pending or, to the best knowledge of Parent , after due inquiry , threatened against, relating to or affecting, nor to the best knowledge of Parent , after due inquiry, are there any governmental or regulatory authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent or Sub to consummate the transactions contemplated by this Agreement, and there are no facts or circumstances known to Parent that could be reasonably expected to give rise to any such action, suit, arbitration, proceeding, investigation or audit, and (ii) neither Parent nor any of its Subsidiaries is subject to any order of any governmental or regulatory authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent or Sub to consummate the transactions contemplated by this Agreement.

4.10  Compliance with Laws, etc.  Each of Parent and Sub has complied with all laws and regulations of any applicable jurisdiction with which it is or was required to comply, the enforcement of which could materially impair the ability of Parent or Sub to perform its obligations under this Agreement.

4.11  SEC Reports and Financial Statements.  Parent delivered to the Company prior to the Execution Date, and shall deliver to the Company through the Closing Date, by direction to the SEC’s EDGAR website a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed or to be filed by Parent or any of its Subsidiaries with the SEC since December 31, 2008 (as such documents have since the time of their filing been amended or supplemented, the “Parent SEC Reports”), which are all the documents (other than preliminary material) that Parent and its Subsidiaries were required to file with the SEC since such date.  As of their respective dates, the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole) the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.  Each Subsidiary of Parent is treated as a consolidated Subsidiary of Parent in the Parent Financial Statements for all periods covered thereby.  The Parent is not a “Shell Company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934.  At all times since at least August 21, 2008, Parent has: (a) been engaged in the business of commercializing the Safe Cell Tab product; (b) pursued a bona fide business strategy to market, sell and distribute the Safe Cell Tab product on a worldwide basis through multiple distribution partners; (c) had a continuing plan of operation that is and has been carried out on a consistent basis; (d) acquired, held and disposed of its assets in a manner that is and has been consistent with its plan of operation; (e) operated continuously and without material interruption or disruption with respect to the Safe Cell Tab business; (f) has made sales of the Safe Cell Tab product; and (g) has generated revenues and made expenditures in connection its operating activities.

4.12  Absence of Certain Changes or Events.  Except as disclosed in the Parent SEC Reports, (a) since March 31, 2012, there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries taken as a whole, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to Parent and its Subsidiaries but also generally affect other persons who participate or are engaged in the lines of business in which Parent and its Subsidiaries participate or are engaged and (b) between such date and the Execution Date Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice or as contemplated in connection with this Agreement.

4.13  Absence of Undisclosed Liabilities.  Except for matters reflected or reserved against in the balance sheet for the period ended March 31, 2012, neither Parent nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement and (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole.

4.14  Tax Returns and Tax Liabilities.  Each of Parent and Sub has (i) filed all tax returns required to be filed in any jurisdiction to which it is subject, (ii) collected and paid over to the taxing authorities of each such jurisdiction all taxes required to be collected by Parent from other persons, such as sales taxes, payroll taxes, etc., (iii) either paid in full all taxes due to be paid by it and all taxes claimed to be due and payable from it by each such jurisdiction (except for any such taxes as are being contested in good faith by appropriate proceedings), and any interest, additions to tax and penalties with respect thereto, or provided adequate reserves for the payment thereof, (iv) fully accrued on its books all taxes, and any interest, additions to tax and penalties with respect thereto, for any period through the Execution Date which are not yet due, including such as are being contested, and (v) the amount of any reserves and accruals in respect of taxes is at least equal to the net amount of all taxes and any interest, additions to tax, penalties and deficiency assessments, payable or which in the future become payable by Parent or Sub with respect to all periods up to and including the Execution Date.

4.15  Hazardous Waste.  To the best of Parent’s knowledge, neither Parent or Sub nor any previous owner, tenant, occupant or user of any real property owned, leased or occupied by Parent or Sub used, generated, manufactured, treated, handled, refined, processed, released, discharged, stored or disposed of any Hazardous Materials on, under, in or about such real property, or transported any Hazardous Materials to or from such real property.  No underground tanks or underground deposits of Hazardous Materials exist on, under, in or about such real property.

To the best of Parent’s knowledge, each of Parent and Sub has kept and maintained any real property owned, leased or occupied by Parent or Sub, including the groundwater on or under such real property, and conducted its business in compliance with all applicable federal, state and local laws, ordinances or regulations, now or previously in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under, in or about such real property including, without limitation, the Hazardous Materials Laws.

As of the Execution Date, there are no Hazardous Materials Claims nor has there been any occurrence or condition on any real property owned, leased or occupied by Parent or Sub or adjoining or in the vicinity of such real property which could subject the Company, Parent or Sub or such real property to any restrictions on ownership, occupancy, transferability or use of the Real Property under any Hazardous Material Laws.

4.16 Material Contracts .. The Parent has furnished or made available to Company accurate and complete copies or detailed descriptions of the Parent or Sub Material Contracts applicable to the Parent or Sub. With respect to any Parent or Sub Material Contract, each Parent or Sub Material Contract is a valid and binding agreement of Parent or Sub, as applicable, and, to the knowledge of Parent, on each other party thereto, and is in full force and effect, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and the Parent is not aware of any existing breach, default or event of default by the Parent or Sub, or event that with notice or lapse of time or both would constitute a breach, default or event of default by the Parent or Sub, other than breaches, defaults or events of default that would not have a material adverse effect on the business, assets or prospects of the Parent or Sub (a “ Parent or Sub Material Adverse Effect ”), nor does the Parent know of, and the Parent has not received notice or, or made a claim with respect to any breach or default by any other party thereto that would, severally or in the aggregate, have a Parent or Sub Material Adverse Effect. As used herein, the term “ Parent or Sub Material Contracts ” shall mean (i) all employee benefit plans, share option schemes or agreements and employment, consulting or similar contracts, (ii) contracts that involve remaining aggregate payments by or to Parent or Sub  in excess of $10,000 or which have a remaining term in excess of two years, (iii) insurance policies, (iv) the contracts listed on Schedule 4.16 , and (v) all contracts that would, if terminated, have a Parent or Sub Material Adverse Effect.

4.17 Patents, Licenses and Permits .. The Parent Assets and Sub Assets constitute all patents, licenses, permits, consents, approvals or authorizations of governments, governmental authorities or quasi-governmental authorities (both United States and foreign) currently owned or held by the Parent and Sub in connection with the business, assets or prospects of the Parent and Sub (the “ Parent Patents, Licenses and Permits ”), and the Parent or Sub is the owner or exclusive licensee of each Parent Patent, License and Permit. No claims made by third parties with respect to any of the Parent Patents, Licenses and Permits are pending. There are no decrees, licenses, sublicenses, agreements or limitations now in effect relating to any of the Parent Patents, Licenses and Permits and there has been no notice to the Parent or Sub that any of the Parent Patents, Licenses or Permits infringe the rights of any third party or is being infringed by any third party.

4.18 Trademarks, Tradenames, etc .. The Parent and Sub do not own or use any registered or unregistered copyrights, trademarks, tradenames, service marks, service names, slogans or assumed names (nor are any of the same used or held for use) in connection with the conduct of the Parent and Sub’s business other than those listed in Schedule 4.18 (“ Parent Trademarks ”), all of which are owned by the Parent or Sub. No claims made by third parties with respect to any of the Parent Trademarks are pending. There are no decrees, licenses, sublicenses, agreements or limitations now in effect relating to any of the Parent Trademarks and there has been no notice to the Parent or Sub that any Parent Trademark infringes the rights of any third party or is being infringed by any third party.

4.19 Books and Records, etc ..  Prior to the Closing Date, the Parent will make available to Company copies of all books and records in the Parent’s possession relating to the business, assets and prospects of the Parent and Sub, and on the Closing Date the Parent will deliver to Company copies of all such books and records in the Parent’s possession.

4.20 Officers and Employees ..

(a)

Schedule of Employees ..   Schedule 4.20(a) contains a list of the name of each officer and each full-time employee of the Parent and Sub employed in the business of the Parent or Sub at the Execution Date and such person’s position.  Since December 31, 2010, there has been no change of, or agreement to change, any terms of employment, including without limitation, salary, wage rates or other compensation, of any officer or employee of the Parent or Sub.

(b)

Employees of Parent and Surviving Corporation ..  The Parent will use its commercially reasonable best efforts to induce all employees identified in Exhibit 1.5 to become the officers and directors of the Parent and the Surviving Corporation from and after the Effective Time, as stated in Exhibit 1.5 ..  The Parent has not received any information that would lead it to believe that a material number of the employees of the Parent or Sub identified in Exhibit 1.5 , may cease or refuse to be employees of the Parent or the Surviving Corporation because of the consummation of the transactions contemplated by this Agreement.  For each employee hired by the Parent after January 1, 2012, the Parent has verified appropriate documents and has a verified and signed INS Form I-9 for each such employee, if required.  All such forms are in the Parent’s possession and shall be turned over to Company for each employee continuing employment with Parent or Surviving Corporation after the Closing.

4.21 Material Information ..  To the knowledge of Parent, neither the Parent Disclosure Schedule hereto nor any other written material provided by the Parent to Company or its accountants, consultants, counsel or other advisers in connection with the negotiation of this Agreement or the transactions contemplated herein, as of their respective dates contained, nor does this Agreement contain, any untrue statement of a material fact or omit to state a material fact necessary to make information contained therein or herein not misleading. To the knowledge of the Parent, there is no fact or condition which the Parent has not disclosed to Company in writing which materially adversely affects the ability of the Parent or Sub to perform any of their obligations under this Agreement.

4.22 No Other Agreements to Sell Assets or Equity Interests ..  Other than pursuant to or contemplated by this Agreement, the Parent and Sub have no legal obligations, absolute or contingent, to any person or firm to sell the business or assets of the Parent or Sub (other than sales in the ordinary course of business) or any equity interest therein, or to effect any merger, consolidation or other reorganization of the Parent or Sub or to enter into any agreement with respect thereto.

Section 5.  Conditions Precedent to Obligations of Parent and Sub.  All obligations of Parent and Sub under this Agreement to be performed on and after the Closing Date are, at the option of Parent, subject to the satisfaction of the following conditions precedent at the Closing, as indicated below.

5.1  Proceedings Satisfactory.  All actions, proceedings, instruments, opinions and documents required to carry out this Agreement or incidental hereto, and all other related legal matters, shall be reasonably satisfactory to Parent and to counsel for Parent.  The Company shall have delivered to Parent on the Closing Date such documents and other evidence as Parent may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement, the taking of all corporate and other proceedings in connection therewith and the compliance with the conditions set forth in this Section 5, in form and substance reasonably satisfactory to Parent.

5.2  Shareholder Approval.  This Agreement shall have been adopted by the requisite vote of the shareholders of the Company under the DGCL and the Company’s Certificate of Incorporation, if applicable.

5.3 Completion and Delivery of Disclosure Schedules. The Company shall have completed and delivered to Parent the Company Disclosure Schedule and all other Company Exhibits and Schedules referenced herein, in form and substance reasonably satisfactory to Parent.  For the avoidance of doubt, the Company is not obligated to supply any of the above-referenced schedules as a condition precedent to the execution of this agreement.

5.4  Representations and Warranties of the Company Correct.  The representations and warranties made by the Company in Section 3 shall be (and tender by the Company of any documents required to be delivered at the Closing by it shall constitute a representation by the Company as at the Closing that, except as otherwise specifically approved in writing by Parent, such representations and warranties of the Company are) true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of the Closing Date after giving effect to any transactions or other actions contemplated hereby.

5.5  Compliance with Terms and Conditions.  All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by the Company on or before the Closing Date shall have been (and tender by the Company of any documents required to be delivered at the Closing shall constitute a representation by the Company as at the Closing that, except as otherwise specifically approved in writing by Parent, they have been) complied with and performed in all material respects.

5.6  No Proceedings Pending.  No action, suit, claim, investigation or proceeding by or before any court, administrative agency or other governmental or regulatory body or authority shall have been instituted or threatened which may restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or which may affect the right of the Company to operate or control after the Closing Date,  the Principal Assets or the Opportunity, or any part thereof.

5.7  No Material Change.  There shall have been no material adverse change in the condition, financial or otherwise, of the Company or the Principal Assets, or in the prospects thereof or therefor, and none of the Company or the Principal Assets shall have been, in the judgment of Parent, adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of, any fire, flood, accident, explosion, strike, labor disturbance, riot, act of God or the public enemy or other calamity or casualty.  the Company shall not (i) be involved in any unresolved labor trouble or dispute which materially and adversely affects the business or prospects of the Company; (ii) have become a party to any collective bargaining agreement; or (iii) have suffered any liability, judgment, lien or termination of contract or the imposition of any obligation, the effect of which shall, in the judgment of Parent, be materially adverse to the Company, the Principal Assets or the prospects of either. No fact shall have become known to the Parent regarding the Company which shall have caused the Board of Directors of the Parent to conclude that consummation of the transaction contemplated hereby would constitute a material breach of their fiduciary obligation to the Parent.

5.8  Certificates.  The Company shall have delivered to Parent (i) a copy of the Certificate of Incorporation, as amended, of the Company, certified as of a recent date by the Secretary of State, and a long-form certificate as to the good standing of the Company from such official, in each case dated as of a recent date; (ii) a certificate as to the good standing of the Company as a foreign corporation qualified to do business in Illinois and a tax certificate of good standing from the State of Delaware dated as of a recent date; (iii) a certificate of the Secretary of the Company dated the Closing Date and certifying (A) that attached thereto is a true, correct and complete copy of the by-laws of the Company as in effect on the date of such certificate and at all times since a date prior to the date of the resolutions of the Company described in item (B) below, (B) that attached thereto is a true, correct and complete copy of the resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and all other documents delivered by the Company in connection herewith and the consummation by the Company of the transactions contemplated by this Agreement and such other documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the Certificate of Incorporation of the Company has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to (i) above and no action has been taken by the Company or its shareholders, directors or officers in contemplation of the filing of any such amendment or in contemplation of the liquidation or dissolution of the Company, and (D) as to the incumbency and specimen signature of each officer of the Company executing this Agreement or any other document delivered in connection herewith; (iv) a certificate of another officer of the Company dated the Closing Date as to the incumbency and signature of the Secretary of the Company; (v) a certificate of the Chairman of the Board of Directors, President or a Vice President of the Company stating that the representations and warranties of the Company in Section 3 hereof are true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date and the Company has complied with all the terms and provisions contained in this Agreement or in the other documents delivered in connection herewith on its part to be observed or performed; and (vi) such other documents as Parent may reasonably request.

5.9  Required Financial Statements. The Company shall have completed and delivered to Parent (i) the financial statements of the Company required to be filed by Item 9.01(a) of Form 8-K, including audited financial statements of the Company for the years ended December 31, 2011  and interim unaudited financial statements of the Company for the six months ended June 30, 2012; and (ii) the pro forma financial information required to be filed pursuant to Item 9.01(b) of Form 8-K (collectively, the “Company Financials”).

5.10  Agreed Lock-Up.  Company shall have caused the security holders of Company’s securities set forth on Exhibit 5.10(i)(a) , as designated by Parent, to have agreed to and signed the lock-up agreement attached hereto as Exhibit 5.10(ii). As part of the lock-up agreement, the security holders set forth on Exhibit 5.10(i)(a) shall have consented to the imposition of a legend reflecting such lock-up agreement on the certificates representing such securities.

Section 6.  Conditions Precedent to Obligations of the Company.  All obligations of the Company hereunder to be performed on or after the Closing Date are, at the option of the Company, subject to the satisfaction of the following conditions precedent at the Closing, as indicated below.

6.1  Proceedings Satisfactory.  All actions, proceedings, instruments, opinions and documents required to carry out this Agreement or incidental hereto and all other related legal matters (including the assumption of Parent’s liabilities) shall be reasonably satisfactory to the Company and to counsel for the Company.  Parent shall have delivered to the Company on the Closing Date such documents and other evidence as the Company may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement, the taking of all corporate and other proceedings in connection therewith and the compliance with the conditions set forth in this Section 6, in form and substance reasonably satisfactory to the Company.

6.2  Shareholder Approval.  This Agreement shall have been adopted by the requisite vote of (a) the shareholders of the Company under the DGCL and the Company’s Certificate of Incorporation, if applicable, and the Board of Directors of Parent and the shareholders of Sub under the Nevada Revised Statutes and Parent’s and Sub’s Articles and Certificate of Incorporation, if applicable.

6.3 Completion and Delivery of Disclosure Schedules. The Parent shall have completed and delivered to Company the Parent Disclosure Schedule and all other Parent Exhibits and Schedules referenced herein, in form and substance reasonably satisfactory to Company.  For the avoidance of doubt, the Parent is not obligated to supply any of the above-referenced schedules as a condition precedent to the execution of this agreement.

6.4  Representations and Warranties of Parent and Sub Correct.  The representations and warranties made by Parent and Sub in Section 4 of this Agreement shall be (and tender by Parent or Sub of any documents required to be delivered at the Closing by it shall constitute a representation by Parent and Sub at the Closing that, except as otherwise specifically approved in writing by the Company, such representations and warranties of Parent and Sub are) true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of the Closing Date after giving effect to any transactions or other actions contemplated hereby.

6.5  Compliance with Terms and Conditions.  All the terms, covenants and conditions of this Agreement to be complied with and performed by Parent or Sub on or before the Closing Date shall have been (and tender by Parent or Sub of any documents required to be delivered at the Closing by it shall constitute a representation by Parent and Sub as at the Closing that, except as otherwise specifically approved in writing by the Company, they have been) complied with and performed in all material respects.

6.6  Tax Matters.  The Company shall have received such advice or opinion as it determines to be necessary or appropriate to the effect that the Merger will be treated for federal and California income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code, dated on or about the Closing Date, which advice or opinion shall not have been withdrawn or modified in any material respect.

6.7  Certificates.  Parent shall have delivered to the Company (i) a copy of the Articles of Incorporation, as amended, of each of Parent and Sub, certified as of a recent date by the Secretary of State of the jurisdiction of its incorporation; (ii) a certificate of the Secretary of Parent dated the Closing Date and certifying (A) that attached thereto is a true, correct and complete copy of the by-laws of each of Parent and Sub as in effect on the date of such certificate and at all times since a date prior to the date of the resolutions of Parent and Sub described in item (B) below, (B) that attached thereto is a true, correct and complete copy of the resolutions adopted by the Board of Directors of each of Parent and Sub authorizing the execution, delivery and performance of this Agreement and all other documents delivered by Parent and Sub in connection herewith and the consummation by Parent and Sub of the transactions contemplated by this Agreement and such other documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the Articles of Incorporation of Parent and Sub have not been amended since the date of the last amendment thereto furnished pursuant to (i) above and no action has been taken by Parent or Sub or its respective shareholders, directors or officers in contemplation of the filing of any such amendment or in contemplation of the liquidation or dissolution of Parent or Sub, and (D) as to the incumbency and specimen signature of each officer of Parent and Sub executing this Agreement or any other document delivered in connection herewith; (iii) a certificate of another officer of Parent dated the Closing Date as to the incumbency and signature of the Secretary of Parent and Sub; (iv) a certificate of the Chairman of the Board of Directors, President or a Vice President of Parent stating that the representations and warranties of Parent and Sub in Section 4 hereof are true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date and each of Parent and Sub has complied with all the terms and provisions contained in this Agreement or in the other documents delivered in connection herewith on its part to be observed or performed; and (v) such other documents as the Company may reasonably request.

6.8  Arrangements as to Employees.  Parent shall have caused all amounts for salary, wages and vacation pay due or accrued to all employees of Parent and Sub through the close of business on the Closing Date to have been satisfied prior to the Effective Time, including all associated remittance to the appropriate authority for all withholding, social security and other employer and employee taxes due or to become due in respect of the operation of Parent’s and Sub’s business through such date.

6.9  Agreed Lock-Up.  Parent shall have caused the security holders of Parent’s securities set forth on Exhibit 5.10(i)(b) , as designated by the Company, to have agreed to and signed the lock-up agreement attached hereto as Exhibit 5.10(ii). As part of the lock-up agreement, the security holders set forth on Exhibit 5.10(i)(b) shall have consented to the imposition of a legend reflecting such lock-up agreement on the certificates representing such securities.

6.10  Elimination of Liabilities.  Parent shall have eliminated or provided for the elimination of all obligations and liabilities of Parent and Sub  to the satisfaction of the Company and its counsel.

6.11  Parent and Sub Director Resignations. Each of the Parent and Sub directors and officers, other than those identified by the Company in Exhibit 1.5, shall have (i) resigned as a director and/or officer of Parent and Sub and (ii) tendered his or her resignation as a director and/or officer of Parent or Sub, to become effective automatically upon expiration of any applicable waiting period under Rule 14f-1 of the Exchange Act.

6.12  Series B Preferred Stock. Parent shall have (1) approved and adopted the Certificate of Designation of Series B Convertible Preferred Stock (the “Series B Certificate”) attached hereto as Exhibit 6.12, (2) filed the Series B Certificate with the Nevada Secretary of State, (3) caused its Board of Directors to approve (i) the authorization of 44,000,000 shares of Parent Series B Preferred Stock and (ii) authorization for the Board of Directors to issue the Parent Series B Preferred Stock and (4) prepare the certificates for the Parent Series B Preferred Stock to be issued pursuant to Section 2.1(d), to be delivered at Closing.  Further, (x) Parent and the holders of the outstanding 40,000,000 outstanding shares of Parent Series A Preferred Stock shall have executed and delivered agreements for the exchange of such shares into 100,000 shares of Parent Series B Preferred Stock (and delivered duly endorsed certificates for the related shares to the Company) , to be effective at Closing; and (y) Parent and all holders of Parent’s outstanding indebtedness shall have executed and delivered agreements for the conversion of such indebtedness into an aggregate of 5,900,000 shares of Parent Series B Preferred Stock, to be effective at Closing.

6.13  Securities Filings.  Contemporaneous with or prior to 5:30 p.m. (New York City time) on the fourth (4th) business day following the Execution Date, Parent shall have filed any statement required on Form 8-K (the “Execution Form 8-K”), describing the terms of the transactions contemplated by this Agreement in the forms required by the Exchange Act.  Parent shall have filed and mailed the information required by Rule 14f-1 of the Exchange Act (the “Schedule 14f-1“) in accordance with Rule 14f-1 of the Exchange Act on or prior to the tenth (10th) business day following the Execution Date and at least 10 days prior to the Closing Date.  Parent shall have filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 in a timely manner.  Parent, Sub and the Company shall use their respective best efforts to obtain effectiveness of any statements filed pursuant to this paragraph should any comments arise from the SEC.

6.14  Required Financial Statements. The Company shall have completed and delivered to Parent the Company Financials.

6.15

No Proceedings Pending.  No action, suit, claim, investigation or proceeding by or before any court, administrative agency or other governmental or regulatory body or authority shall have been instituted or threatened which may restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or which may affect the right of Parent or Sub to operate or control after the Closing Date, the Parent Assets or Sub Assets, or any part thereof.

6.16

No Material Change.  There shall have been no material adverse change in the condition, financial or otherwise, of Parent or Sub or the Parent Assets or Sub Assets, or in the prospects thereof or therefor, and none of Parent or Sub or the Parent Assets or Sub Assets shall have been, in the judgment of the Company, adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of, any fire, flood, accident, explosion, strike, labor disturbance, riot, act of God or the public enemy or other calamity or casualty.  Parent and Sub shall not (i) be involved in any unresolved labor trouble or dispute which materially and adversely affects the business or prospects of Parent or Sub; (ii) have become a party to any collective bargaining agreement; or (iii) have suffered any liability, judgment, lien or termination of contract or the imposition of any obligation, the effect of which shall, in the judgment of the Company, be materially adverse to Parent or Sub, the Parent Assets or Sub Assets or the prospects of either.  No fact shall have become known to the Company  regarding Parent or Sub which shall have caused the Board of Directors of the Company to conclude that consummation of the transaction contemplated hereby would constitute a material breach of their fiduciary obligation to the Company.

Section 7.  Additional Covenants of the Company.

7.1  Consents.  The Company covenants to Parent and Sub that it will use its commercially reasonable efforts to obtain or cause to be obtained from any required parties any consents, approvals, authorizations or waivers required hereunder in connection with the Merger.

7.2   Cooperation.  The Company covenants to Parent and Sub that, from the Execution Date to and including the Closing Date, it will:

(a)

Access to Information.  Cooperate and cause others under the control of the Company to cooperate to the end of providing Parent and its counsel, accountants and other designated representatives full access during normal business hours to the properties, books, contracts, commitments and other records (including computer files, retrieval programs and related documentation) of the Company relating to the Principal Assets or the Opportunity, and the Company will furnish or cause to be furnished to Parent and such representatives during such period all such information and data concerning the same as Parent or such representatives reasonably may request.  Parent may, from the Execution Date to the Closing Date, contact vendors, customers and manufacturers and others with whom the Company does business in connection with the Opportunity; and

(b)

Keep Parent Informed.  Promptly notify Parent of any material matter or thing occurring which adversely affects the condition, financial or otherwise, of the Principal Assets or the Opportunity, or the prospects thereof or therefor.

7.3   Preserve the Opportunity.

The Company covenants to Parent and Sub that, from the Execution Date to and including the Closing Date:

(a)

the Company will do or cause to be done all things necessary and appropriate to (A) continue operation of the Opportunity in the ordinary course in the same manner in which it has heretofore been conducted; (B) preserve intact the business organization and reputation of the Company; (C) continue and maintain in force any insurance; (D) except as otherwise contemplated herein, use its best efforts to keep available the services of the management and employees of the Company; and (E) preserve the goodwill of suppliers, customers and others having business relations with the Company; and

(b)

the Company will not, without the prior consent of Parent, (A) sell (except in the ordinary course of the conduct of the Opportunity), pledge, assign, lease, give a security interest in or otherwise encumber any of the Principal Assets; (B) enter into any commitment with respect to the operation of the Opportunity, except in the ordinary course of the conduct of the Opportunity; (C) voluntarily incur or become subject to, or agree to incur or become subject to, any obligation or liability (absolute or contingent) in connection with the Opportunity, except current liabilities incurred and obligations under contracts entered into in the ordinary course of the conduct of the Opportunity; (D) discharge or satisfy any lien or encumbrance or pay any obligation or liability (absolute or contingent) in connection with the Opportunity, except current liabilities incurred in the ordinary course of the conduct of the Opportunity; (E) declare or make, or enter into any agreement to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to shareholders of the Company, or purchase or redeem, or agree to purchase or redeem, any of its stock or other securities; (F) mortgage, pledge, or suffer any lien, charge or any other encumbrance, or enter into any agreement to do so, in respect to any of the Principal Assets; (G) sell or transfer, or enter into any agreement to sell or transfer, any of the Principal Assets or cancel or enter into any agreement to cancel any debts or claims, except in each case in the ordinary course of the conduct of the Opportunity; (H) bring about or cause to occur any extraordinary losses or waive any rights of substantial value; (I) enter into any transactions other than in the ordinary course of the conduct of the Opportunity; (J) terminate any material contract, agreement, license or other instrument to which it is a party, except agreements which are by their terms terminable in the ordinary course of the conduct of the Opportunity; (K) through negotiation or otherwise, make any commitment or incur any liability or obligation to any labor organization; (L) make, or agree to make, any accrual or arrangement for or payment of bonuses or special compensation of any kind to any officer, employee or agent (except as permitted or required by this Agreement); (M) increase the rate of compensation payable or to become payable by the Company to any of its officers, employees or agents over the rate being paid to them at the Execution Date; (N) directly or indirectly, pay or make a commitment to pay any severance or termination pay to any officer, employee or agent; (O) introduce any new method of accounting in respect of the Principal Assets, Opportunity, or rights applicable thereto; (P) make any capital expenditures or enter into commitments for capital expenditures exceeding in the aggregate $10,000; or (Q) enter into any transactions other than in the ordinary course of the conduct of the Opportunity.

7.4  Ordinary Course.  The Company covenants to Parent and Sub that, notwithstanding Section 7.3, at all times from and after the Execution Date until the Closing Date, it covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing) the Company and each of its Subsidiaries shall conduct its businesses only in, and none of the Company and such Subsidiaries shall take any action except in, the ordinary course consistent with past practice.

7.5  Form 8-K, Schedule 14f-1 and Form 10-Q.  The Company shall render to Parent such assistance in drafting the Execution Form 8-K, the Announcing Form 8-K (as defined in Section 8.6), the Schedule 14f-1and the Form 10-Q for the quarter ended June 30, 2012, as the Parent may reasonably require.

Section 8.  Additional Covenants by Parent and Sub.

8.1  Consents and Waivers.  Each of Parent and Sub will use commercially reasonable efforts to assist the Company in obtaining from any required parties any consents, approvals, authorizations or waivers required hereunder in connection with the Merger.

8.2  Books and Records.  After the Execution Date, Parent and Sub shall permit the Company and its authorized representatives, in connection with (i) the preparation of the Company’s tax returns, (ii) the determination or enforcement of the Company’s rights and obligations under this Agreement, (iii) the Company’s compliance with the requirements of any governmental or quasi-governmental authority or body or (iv) the matters described in paragraph (c) below, to have reasonable access during normal business hours to the Books and Records relating to the operation of the Opportunity prior to the Closing Date.

8.3  Post-Closing Shareholders Meeting.  As soon as is reasonably practicable after the Closing Date, Parent will take all action necessary to duly call, give notice of, convene and hold a meeting for the Parent shareholders to vote on the Related Transactions required of the Parent pursuant to Section 8.3(b) (the “Shareholders Meeting”).

(a)

Proxy Statement. In connection with the Shareholders Meeting,  as soon as reasonably practicable following the Closing Date the Parent shall prepare and file the a proxy statement with the SEC. Parent and Sub will cooperate and consult with each other and the Company in the preparation of the proxy statement. The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the proxy statement as promptly as practicable after receipt thereof and to cause the proxy statement in definitive form to be cleared by the SEC and mailed to the Parent’s shareholders as promptly and as reasonably practicable following filing with the SEC.

(b)

Related Transactions. As soon as is reasonably practicable following the Closing Date, Parent shall effect or implement the following actions (the “Related Transactions”):

(i)

Effect a reverse stock split on a 1-for-800 basis of the outstanding Parent Common Stock (the “Stock Split”), except that the number of shares to be issued to any holder which would have less than 100 shares as a result of the Stock Split shall be rounded up to 100; and

(ii)

Change the name of the Parent from “Cellteck, Inc.” to “Eos Petro, Inc.”

8.4  Public Announcements.  Except as required by applicable law, Parent shall not make any public announcement regarding the transactions contemplated hereby prior to the Closing.  Parent shall consult with, and provide drafts of any proposed release to, the Company prior to the release of any such announcement.

8.5  Ordinary Course.  At all times from and after the Execution Date until the Closing Date, Parent covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that the Company shall otherwise consent in writing) Parent and each of its Subsidiaries shall conduct its businesses only in, and none of Parent and such Subsidiaries shall take any action except in, the ordinary course consistent with past practice.

8.6  Announcing Report, Schedule 14f-1 and Form 10-Q.   Contemporaneous with or prior to 5:30 p.m. (New York City time) on the fourth (4th) business day following the Closing Date, and subject to the covenant of the Company pursuant to Section 7.5, Parent, shall file a Form 8-K with the SEC describing the terms of the transactions contemplated by this Agreement in the form required by the Exchange Act, including any financial statements and other information that would be required in a registration statement on Form 10 (the “Announcing Form 8-K”).  Parent shall file and mail the Schedule 14f-1  in accordance with Rule 14f-1 of the Exchange Act on  or prior to the tenth (10th) business day following the Execution Date and at least 10 days prior to the Closing Date, subject to the covenant of the Company pursuant to Section 7.5.  Parent shall file its Quarterly Report on  Form 10-Q for the quarter ended June 30, 2012 in a timely manner.

Section 9.  Indemnification.

9.1  Indemnity Agreement of the Company.  Subject to the provisions and limitations of this Section 9, the Company, for itself, its successors and assigns, agrees to indemnify and save harmless each of Parent and Sub and its respective officers, directors, representatives, and agents from and against:

(a)  Failure to Perform Obligations.  Any Event of Loss (as defined below) or Loss (as defined below) arising as a result of the Company’s failure to perform or discharge any of its duties or obligations to be performed by the Company hereunder prior to the Closing Date; and

(b)  Breach of Representation Warranty or Covenant.  Any Event of Loss or Loss arising from any breach of a representation, warranty or covenant of the Company set forth in this Agreement.

9.2  Indemnity Agreement of Parent and Sub.  Subject to the provisions and limitations of this Section 9, each of Parent and Sub, for itself, its successors and assigns, agrees to indemnify and save harmless the Company from and against:

(a)

Failure to Perform Obligations.  Any Event of Loss or Loss arising as a result of Parent’s or Sub’s failure to discharge or perform any duties or obligations to be performed by Parent or Sub hereunder prior to the Closing Date;

(b)

Breach of Representation, Warranty or Covenant.  Any Event of Loss or Loss arising from any breach of a representation, warranty or covenant of Parent or Sub set forth in this Agreement; and

9.3  Definition of “Loss”.  Any party to this Agreement against which indemnification may be sought pursuant to this Section 9 shall be herein called an “Indemnifying Party,” and any person entitled to indemnification pursuant to this Section 9 shall be herein called an “Indemnified Party.”  The occurrence of an event which may result in a loss, cost, expense or liability of an Indemnified Party hereunder as to which the Indemnifying Party shall have received notice from the Indemnified Party shall be herein called an “Event of Loss,” and the amount of any loss, cost, expense or liability of any kind whatsoever (including legal fees and disbursements incurred in connection therewith) incurred by an Indemnified Party shall be herein called a “Loss;” provided, however, that for purposes of computing the amount of Loss incurred by any Indemnified Party, there shall be deducted an amount equal to the amount of any insurance proceeds (other than self-insurance) directly or indirectly received by such Indemnified Party in connection with such Loss or the circumstances giving rise thereto.

Upon payment by an Indemnified Party of any Loss, the Indemnifying Party shall discharge its obligation to indemnify the Indemnified Party against such Loss by paying to the Indemnified Party an amount that, on an after-tax basis reflecting the hypothetical tax consequences, if any, of the receipt of such amount, shall be equal to the hypothetical after-tax amount of such Loss by taking into account the hypothetical tax consequences, if any, to the Indemnified Party of the payment of such Loss.  For purposes of this Section 9, references to “after-tax basis,” “hypothetical” tax consequences and “hypothetical” after-tax amount refer to calculations of foreign, federal, state and local tax at the maximum statutory rate (or rates, in the case of an item of income or deduction taxable or deductible for purposes of more than one tax) applicable to the Indemnified Party for the relevant year, after taking into account, for example, the effect of deductions available for other taxes such as state and local income taxes, which effect would similarly be calculated on the basis of the maximum statutory rate (or rates) of the tax (or taxes) for which such deduction was available.

9.4  Insurance Proceeds Received After Indemnification.  Each party agrees that, if it receives any payments from the other party hereto with respect to any Loss pursuant to this Section 9 and subsequently such party receives any amount of insurance proceeds (other than from self-insurance) in connection with any such Loss or the circumstances giving rise thereto, such party agrees to promptly deliver or cause to be delivered the amount of such insurance proceeds to the party that made such indemnification payments pursuant to this Section 9; provided, however, a party shall not be required to pay (or cause to be paid) to the other party an amount of insurance proceeds in excess of the payment in respect of the related Loss paid by the Indemnifying Party.

9.5  Deductible Amount and Time Period.  An Indemnifying Party shall not be required to make any indemnification payments hereunder for which such Indemnifying Party would otherwise be liable under this Section 9 until (and then only to the extent that) the total of all amounts to which, but for the provisions of this sentence, the Indemnified Party would be entitled pursuant to this Section 9 with respect to all Losses actually exceeds $100,000; provided, however, that the limitations on liability set forth in this sentence shall not be applicable to (i) any claim against an Indemnifying Party alleging fraudulent misrepresentation or (ii) any payments to be made by the Indemnifying Party pursuant to any provision of this Agreement (other than those set forth in this Section 9) or any provision of the instruments of assumption referred to herein.

Notwithstanding anything in this Section 9 to the contrary, the Indemnifying Party shall have (i) no liability for any Loss arising out of claims of a person not a party or an affiliate of a party to this Agreement as to which the Indemnifying Party shall not have received notice within one year from the Closing Date and (ii) no liability for any Loss arising out of claims under this Agreement (other than those referred to in clause (i) of this sentence) as to which the Indemnifying Party shall not have received notice within four years from the Closing Date.

9.6  Defense of Claims.  In case any legal action shall be commenced or threatened (provided that in the case of a threatened legal action the Indemnified Party believes in good faith that an indemnifiable Loss is likely to occur) against an Indemnified Party which could result in a Loss, the Indemnified Party shall promptly notify the Indemnifying Party in writing.  After receipt of any such notice, the Indemnifying Party shall have the right, exercisable by written notice of exercise to the Indemnified Party promptly after receipt of the notice provided for in the next preceding sentence, (A) to participate in and (B) assume (and control) the defense of such action, at its own expense and with its own counsel, provided such counsel is satisfactory to the Indemnified Party.  If the Indemnifying Party elects to assume the defense of such action, the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action.  The Indemnified Party shall have the right to participate in (but not control) the defense of any such action, but the fees and expenses of counsel for the Indemnified Party shall be at its own expense except as set forth in the following sentence.  The Indemnifying Party shall bear the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnified Party shall have retained such counsel due to actual or potential conflicting interests between the Indemnified Party and the Indemnifying Party, (ii) the Indemnifying Party shall not elect to assume the defense of the action, (iii) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnified Party to represent the Indemnifying Party in connection with its assumption of the defense of the action within a reasonable time after notice pursuant to the first sentence of this paragraph is delivered to the effect that such action has been commenced or is threatened, or (iv) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party to handle the defense of the action at the expense of the Indemnifying Party.  In no event will the Indemnifying Party be liable for any settlement or admission of liability with respect to any action without its prior written consent, which shall not be unreasonably withheld, but if settled with such consent, the Indemnifying Party shall be liable therefor, subject to the limitations set forth in this Section 9.  The Indemnifying Party may not settle any liability or claim subject to indemnification pursuant to this Section 9 without the consent of the Indemnified Party and on any basis that does not provide for a full release of the Indemnified Party.  Any participation in, or assumption of the defense of, any action by an Indemnifying Party shall be without prejudice to the right of the Indemnifying Party, and shall not be construed as a waiver of its right to deny the obligation to indemnify the Indemnified Party.  The giving of notice as above provided of a loss, damage, cost or expense claimed to be indemnifiable hereunder and the opportunity to exercise the right, as the same is provided (and limited) herein, to participate in and assume control of the defense against such claim shall be a prerequisite to any obligation to indemnify; provided, however, that the Indemnified Party’s rights pursuant to this Section 9 shall not be forfeited by reason of a failure to give such notice or to cooperate in the defense to the extent such failure does not have a material and adverse effect on the defense of such matter.  Notwithstanding any of the above, Parent shall have control of any action arising from a tax claim to the extent such claim is reflected on Parent’s tax returns.

9.7  Payment of Loss; Subrogation.  Any Loss for which an Indemnified Party is entitled to payment hereunder shall be paid by the Indemnifying Party upon written demand by the Indemnified Party.  The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other persons with respect to any Loss paid by the Indemnifying Party under this Section 9.  The Indemnified Party shall cooperate with the Indemnifying Party to a reasonable extent, at the Indemnifying Party’s expense, in the assertion by the Indemnifying Party of any such claims against such other persons.

9.8  Notice of Event of Loss.  Each party agrees that it will give notice to the other party hereunder promptly, but in no event later than 30 days, after the receipt by one of its responsible officers of knowledge of a state of facts which, if not corrected, would be an Event of Loss hereunder.  Each party shall make available to the other party and its counsel and accountants, at reasonable times and for reasonable periods, during normal business hours, all books and records of such party relating to any such possible Event of Loss, and each party will render to the other such assistance as it may reasonably require of the other in order to insure prompt and adequate prosecution of the defense of any suit, claim or proceeding based upon such state of facts.

Section 10.  Termination of Agreement.  This Agreement and the transactions contemplated hereby may be terminated in the following manner:

10.1  This Agreement may be terminated at any time before Closing by the mutual consent of the Board of Directors of Parent (on behalf of Parent and Sub) and the Board of Directors of the Company.

10.2  Either Parent or the Company may terminate this Agreement prior to Closing if:

(a)

the other (with Parent and Sub being one party for this purpose) breaches its representations, warranties or covenants herein in any material respect;

(b)

any event occurs or fails to occur which renders impracticable satisfaction of any of the conditions to its respective obligations under Sections 5 or 6 hereof;

(c)

the Company Financials have not been completed and/or delivered to Parent by September 30, 2012; or

(d)

the Closing of the Agreement has not occurred by September 30, 2012.

The parties acknowledge that time is of the essence with respect to the items described in Sections 10.2(c) and (d).

10.3  Upon termination of this Agreement as provided for above and notwithstanding any other provision of this Agreement, none of the parties hereto shall have any further rights or obligations hereunder.  In the event of the termination of this Agreement as provided for above, the provisions set forth in the first sentence of Section 11.1 and in Section 11.4 shall survive such termination.

10.4  Written notice of termination of this Agreement, as provided for in this Section 10, shall be given by the party so terminating to the other party hereto, in accordance with the provisions of Section 11.9 hereof.

Section 11.  Miscellaneous Provisions.

11.1  Expenses.  Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to the origination, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including all legal and accounting fees and disbursements.  Notwithstanding the foregoing, from the Execution Date through the earlier to occur of the Closing Date or the termination of this Agreement, the Company shall pay all out of pocket expenses associated with  (i) the preparation and submission of Parent’s filings under the Securities Exchange Act of 1934, including with respect to the Execution Form 8-K, the Announcing Form 8-K, the Schedule 14f-1 and the Form 10-Q for the quarter ended June 30, 2012, except that Parent shall pay all amounts due its internal accountant and independent auditor in respect of the preparation of the financial portion of the Form 10-Q for the quarter ended June 30, 2012 and its attorneys with respect to all such filings, (ii) the printing and mailing of the Schedule 14f-1 to the stockholders of Parent, and (iii) such filings as Parent may be required to make with the Secretary of State of Nevada and Delaware in connection with the Merger; and Parent shall be obligated to pay all other expenses of Parent; provided, that for purposes of clarity, Parent shall be in compliance with the requirement in Section 6.10 of this Agreement that all liabilities of Parent shall have been paid in full or otherwise converted into securities of Parent at Closing, except to the extent such expenses are the obligation of the Company.  The parties acknowledge that the Company has paid for the expense of forming Sub and engaging an agent for service of process for Sub.  Parent will have no obligation to reimburse the Company for expenses paid in connection with the formation and organization of Sub and shall not be required to eliminate those obligations of Sub prior to Closing, as set forth in Section 6.10, which have been incurred with the prior written consent of the Company.  Sub shall not, and Parent will not allow Sub to, incur any expense or liability without the prior written consent of the Company, such consent not to be unreasonably withheld or delayed.  In the event of the termination of this Agreement, the Company shall not look to Parent for reimbursement of such expenses and Parent shall assign, upon the written request of the Company, all rights to the ownership of Sub to the Company (free of liabilities other than those expressly assumed by the Company pursuant to this Agreement).

11.2  Payment and Expenses of Other Parties.  The Company, Parent and Sub agree that if subsequent to the Closing Date any of them shall receive any payment due to another party each shall promptly remit the same to the other (net of any tax imposed upon either party in respect of the receipt of such payment), and if any party shall pay any obligations of the other not assumed by it hereunder, the payment shall be for the account of the party to whom the obligation relates and such party shall promptly reimburse the other party for any such payment.

11.3  Annexes and Schedules.  The Annexes and Schedules attached hereto are incorporated herein and made a part hereof for all purposes.  As used herein, the expression “this Agreement” means the body of this Agreement and such Annexes and Schedules; and the expressions “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement and such Annexes and Schedules as a whole and not to any particular part or subdivision thereof.

11.4  Survival of Obligations.  Subject to the applicable limitations of Section 10 above, the respective representations, warranties, covenants and agreements of the parties to this Agreement shall survive consummation of the transactions contemplated by this Agreement and shall continue in full force and effect after the Closing Date.

11.5  Amendments and Waivers.  Except as otherwise specifically stated herein, any provision of this Agreement may be amended by, and only by, a written instrument executed by Parent on one part (acting as a single party for purposes of this Section 11.5 with Sub) and the Company on another part.  The Company may extend the time for or waive the performance of any obligation of Parent or Sub, waive any inaccuracies in the representations or warranties by Parent or Sub or waive compliance by Parent or Sub with any of the terms and conditions contained in this Agreement.  Any such extension or waiver shall be in writing and executed by the Company.  Parent may extend the time for or waive the performance of any obligations of the Company, waive any inaccuracies in the representations or warranties by the Company, or waive compliance by the Company with any of the terms and conditions contained in this Agreement.  Any such extension or waiver shall be in writing and executed by Parent.

11.6  Further Assurances.  From and after the Closing Date, the parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, and doing any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

11.7  Public Statements.  Except as may be required by law, none of the Company, Parent or Sub shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the others with a written copy of the text of such release or statement and obtaining the consent of the other (with Parent acting on behalf of itself and Sub) respecting such release or statement.

11.8  Confidentiality.  If the transactions contemplated by this Agreement shall be consummated, (i) the Company shall keep this Agreement, the terms hereof, and all documents and information relating to this Agreement and to the Opportunity confidential, except as may be required by law and (ii) Parent and Sub shall keep this Agreement, the terms hereof, and all documents and information received from the Company, to the extent they relate to anything other than the Opportunity, confidential, except as may be required by law.  In the event that the transactions contemplated by this Agreement shall not be consummated, each party (with Parent acting on behalf of itself and Sub as a single party for purposes of this Section 11.8) (i) shall return to the other party all such documents and written information as it shall have received from the other party in connection with this Agreement, (ii) shall treat such documents and information as confidential, and (iii) shall not disclose or utilize, and shall use its best efforts to prevent any of its employees from disclosing or utilizing, such documents and information.  However, in any event, the restrictions of this Section 11.8 shall not apply (i) in the case of Parent, to any document or information if such document or information (A) was already known to Parent, as evidenced by Parent’s written records, prior to the receipt of such document or information from the Company, (B) was publicly available at the time of the disclosure of such document or information by the Company to Parent or subsequently became publicly available through no fault of Parent, or (C) was approved for public disclosure by the written authorization of the Company and (ii) in the case of the Company, to any document or information, if such document or information (A) was publicly available at the time of disclosure of such document or information by the Company to Parent or subsequently became available through no fault of the Company or (B) was approved for public disclosure by the written authorization of Parent.  Notwithstanding any termination of this Agreement, the parties’ obligations under this Section 11.8 shall continue and survive such termination for a period of five years from the Execution Date.

11.9  Parties Bound.  This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and permitted assigns.  The respective rights and obligations of any party hereto shall not be assignable without the consent of the other parties except that any and all obligations, duties, liabilities, rights and benefits owing to Parent or Sub or to be performed by Parent or Sub may be assigned to, and thereafter assumed and performed or received by, any corporation or partnership (designated by Parent by notice to the Company) of which 100% of the capital stock or equity interests are owned directly or indirectly by Parent or any corporation or partnership which owns directly or indirectly 100% of the capital stock of Parent, or a limited partnership of which Parent or a wholly-owned subsidiary of Parent is the sole general partner; provided, however, that Parent or Sub, as applicable, will be liable for all obligations of Parent or Sub, as applicable, to be performed hereunder to the extent not performed by such corporation or partnership in accordance with the terms hereof.

11.10  Governing Law.  This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of California, provided that the effect of the Merger shall be as provided under the law of the State of Delaware.  Jurisdiction and venue for any action or proceeding shall be in the appropriate federal or state court located within the County of Los Angeles, State of California.

11.11  Remedies.  Each party recognizes that money damages may be inadequate to compensate a party for a breach by the other party of its obligations under this Agreement, and each party agrees that in the event of such a breach non-breaching party may apply for an injunction of specific performance or the granting of such other equitable remedies as may be awarded by a court of competent jurisdiction in order to afford the non-breaching party the benefits of this Agreement and that the breaching party shall not object to such application, entry of such injunction or granting of such other equitable remedies on the ground that money damages will be sufficient to compensate the non-breaching party.

11.12  Notices.  Any notice, demand, approval, consent, request, waiver or other communication which may be or is required to be given pursuant to this Agreement shall be in writing and shall be deemed given on the earlier of the day actually received or on the close of business on the second business day next following the day when deposited in the United States mail, postage prepaid, certified or registered, addressed to the party at the address set forth after its respective name below, or at such different address as such party shall have theretofore advised the other party in writing, with copies sent to the persons indicated:

If to the Company:

2049 Century Park East, Suite 3760

Los Angeles, California 90067

Attention:  Nikolas Konstant, Chairman

If to Parent or Sub:

417 Exeter Road

London, ON N6E 2Z3 Canada

Attention:  Gus Rahim, President

12.13  Number and Gender of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and the words of any gender shall include each other gender where appropriate.

12.14  Captions.  The captions, headings and arrangements used in this Agreement are for convenience only and do not affect, limit or amplify the terms and provisions hereof.

12.15  Invalid Provisions.  If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

12.16  Accounting Terms.  Unless otherwise specified or agreed to in writing by the parties hereto, all accounting terms used in this Agreement shall be interpreted in accordance with United States generally accepted accounting principles applied on a consistent basis.

12.17  Entirety of Agreement.  This Agreement contains the entire agreement between the parties.  No representation, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

12.18  Currency.  All dollar amounts stated herein, unless otherwise specified, are stated in United States currency.

12.19  Brokerage and Finder’s Fees.  Each party hereto agrees to pay all expenses and fees it has incurred to the extent that it has engaged a broker or finder in connection with this transaction and further agrees to indemnify and save the other party hereto harmless from any claims by any such brokers or finders in connection with the Merger and the other transactions contemplated by this Agreement.

12.20  Multiple Counterparts; Effectiveness.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one agreement.  This Agreement shall become effective when executed and delivered by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

PARENT:

CELLTECK, INC.

By       /s/ Gus Rahim

Gus Rahim

President

SUB:

EOS MERGER SUB

By      /s/ Gus Rahim

Gus Rahim

President

THE COMPANY:

EOS PETRO, INC.

By      /s/ Nikolas Konstant

Nikolas Konstant

Chairman